Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-198986, 333-201677,  333-203457 and 333-203458

Free Writing Prospectus dated April 23, 2015

Fantex, Inc.

On April 20, 2015, a media publication, attached hereto as Annex A, was released by Fortune.com (the “Fortune Article”) and on April 21, 2015 a media publication, attached hereto as Annex B, was released by BuzzFeed.com (the “BuzzFeed Article,” and together with the Fortune Article, the “Articles”) concerning Fantex, Inc. (referred to in this filing as “we,” “us,” “Fantex” or the “Company”). The Articles reference the initial public offerings of the Fantex Series Arian Foster Convertible Tracking Stock (“Fantex Series Arian Foster”), the Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”), the Fantex Series EJ Manuel Convertible Tracking Stock (“Fantex Series EJ Manuel”), the Fantex Series Mohamed Sanu Convertible Tracking Stock (“Fantex Series Mohamed Sanu”), the Fantex Series Alshon Jeffery Convertible Tracking Stock (“Fantex Series Alshon Jeffery”), the Fantex Series Michael Brockers Convertible Tracking Stock (“Fantex Series Michael Brockers”), the Fantex Series Jack Mewhort Convertible Tracking Stock (“Fantex Series Jack Mewhort”) and the Fantex Series Kendall Wright Convertible Tracking Stock (“Fantex Series Kendall Wright” and, together with Fantex Series Arian Foster, Fantex Series Vernon Davis, Fantex Series EJ Manuel, Fantex Series Mohamed Sanu, Fantex Series Michael Brockers and Fantex Series Jack Mewhort, the “Tracking Stocks”) of the Company (the “Arian Foster Offering,” “Vernon Davis Offering,” the “EJ Manuel Offering,” the “Mohamed Sanu Offering,” the “Alshon Jeffery Offering,” the “Michael Brockers Offering,” the “Jack Mewhort Offering” and the “Kendall Wright Offering,” respectively, and collectively the “Offerings”), which Offerings are covered by the Registration Statements on Form S-1 (File Nos. 333-191772, 333-192476, 333-194256, 333-196437, 333-198986, 333-201677, 333-203457 and 333-203458, respectively), as amended (the “Arian Foster Registration Statement,” the “Vernon Davis Registration Statement,” the “EJ Manuel Registration Statement,” the “Mohamed Sanu Registration Statement,” the “Alshon Jeffery Registration Statement,” the “Michael Brockers Registration Statement,” the “Jack Mewhort Registration Statement” and the “Kendall Wright Registration Statement,” respectively, and collectively the “Registration Statements”), that the Company has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.  The Vernon Davis Offering was completed on April 28, 2014, the EJ Manuel Offering was completed on July 21, 2014, the Mohamed Sanu Offering was completed on November 3, 2014 and the Alshon Jeffery Offering was completed on March 19, 2015.  However, and as described further below under “Corrections and Clarifications,” the Article contains certain factual inaccuracies and inconsistencies with the information contained in the Registration Statements.

The Articles were not prepared by or reviewed by the Company or any other offering participant prior to its publication.  The publishers of the Articles are not affiliated with the Company.  The Company made no payment and gave no consideration to the publishers in connection with the publication of the Articles or any other articles published by the publishers concerning the Company.   With the exception of statements and quotations derived from the Company’s Registration Statements, the Articles represent the authors’ opinions and the opinions of others, which are not endorsed or adopted by the Company or any other offering participant.

You should consider statements in the Articles or contained herein only after carefully evaluating all of the information in the Company’s Registration Statements and the other documents incorporated by reference into such Registration Statements.

Corrections and Clarifications

For purposes of correction and clarification, the Company notes the following:

Fortune Article

•                  The Fortune Article references the “athlete stock exchange,”  the “athlete stock exchange Fantex,” “Vernon Davis[‘s ] stock,” “shares in Fantex athletes,” “stocks for four [athletes],” “[athletes’] stocks” and “[paying dividends] on Vernon.” The Company clarifies that the Company’s Tracking Stocks are intended to track and reflect the value and performance of an athlete’s brand. Holders of shares of the Tracking Stocks will have no direct investment in the associated athlete, brand or brand contract. An investment in a Tracking Stock will represent an ownership interest in the Company and does not represent an interest in a separate legal entity. Holders of shares of the Company’s Fantex Series Vernon Davis have no direct investment in Vernon Davis, his brand or the Brand Agreement effective as of October 30, 2013, by and among Vernon Davis, The Duke Marketing LLC and the Company (the “Vernon Davis Brand Contract”). Holders of shares of the Company’s Fantex Series EJ Manuel have no direct investment in EJ

Manuel, his brand or the Brand Agreement effective as of February 14, 2014, by and among EJ Manuel, Kire Enterprises LLC and the Company (the “EJ Manuel Brand Contract”). Holders of shares of the Company’s Fantex Series Mohamed Sanu will have no direct investment in Mohamed Sanu, his brand or the Brand Agreement effective as of May 14, 2014, by and between Mohamed Sanu and the Company (the “Mohamed Sanu Brand Contract”). Holders of shares of the Company’s Fantex Series Alshon Jeffery will have no direct investment in Alshon Jeffery, his brand or the Brand Agreement effective as of September 18, 2014, by and among Alshon Jeffery, Ben and Jeffery Inc. and the Company (the “Alshon Jeffery Brand Contract”). Holders of shares of the Company’s Fantex Series Michael Brockers will have no direct investment in Michael Brockers, his brand or the Brand Agreement effective as of January 9, 2015, by and among Michael Brockers, Brockers Marketing, LLC and the Company (the “Michael Brockers Brand Contract”).  Holders of shares of the Company’s Fantex Series Jack Mewhort will have no direct investment in Jack Mewhort, his brand or the Brand Agreement effective as of March 26, 2015, by and among Jack Mewhort and the Company (the “Jack Mewhort Brand Contract”). Holders of shares of the Company’s Fantex Series Kendall Wright will have no direct investment in Kendall Wright, his brand or the Brand Agreement effective as of February 15, 2015, by and among Kendall Wright and the Company (the “Kendall Wright Brand Contract”). Holders of shares of the Company’s Fantex Series Arian Foster will have no direct investment in Arian Foster, his brand or the Brand Agreement effective as of February 28, 2013, by and among Arian Foster, The Ugly Duck, LLC and the Company, as amended and restated May 24, 2013 and August 21, 2013 (the “Arian Foster Brand Contract” and, together with the Vernon Davis Brand Contract, the EJ Manuel Brand Contract, the Mohamed Sanu Brand Contract, the Alshon Jeffery Brand Contract, the Jack Mewhort Brand Contract and the Kendall Wright Brand Contract, the “Brand Contracts”). The Company further clarifies that Fantex, Inc. is a brand building company that purchases a minority interest in an athlete’s brand pursuant to a brand contract and works to increase the value of the brand. In order to fund the purchase of such minority interest, Fantex, Inc. develops a tracking stock that is designed to track and reflect the economic performance of the brand, which tracking stock the Company offers to the public through an initial public offering. Fantex Brokerage Services, LLC (“FBS”), a registered alternative trading system, is the Company’s affiliated broker-dealer.

•                  The Fortune Article references “future earnings,” “[a] stake in [Vernon Davis’s] future endeavors” and “[athlete’s] cash-flow.” The Company clarifies that pursuant to the Brand Contracts, the Company has acquired interests in the brand income, as defined in each of the Brand Contracts, of Vernon Davis, EJ Manuel, Mohamed Sanu, Alshon Jeffery, Michael Brockers, Jack Mewhort and Kendall Wright (each a “Contract Party,” and together, the “Contract Parties”). Brand income generally means gross monies or other consideration (including rights to make investments) that each Contract Party receives as a result of his skills and brand, including salary and wages from being an athlete in the National Football League (“NFL”) and related fields (including activities in a non-NFL football league), such as broadcasting and coaching, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes). A more detailed description of each Contract Party’s brand income is available in the Registration Statements.

•                  The Fortune Article references that “[Fantex] paid out two dividends to [Fantex Series Vernon Davis] investors, and on April 28[, 2015] will pay a third of 50 cents per share, bringing the total dividends to $1.50,” “in the past year [Fantex has] paid out $1.50 on the $10 IPO,” “15% yield” and “[Fantex has] paid out a buck a share already on [Fantex Series Vernon Davis].” The Company clarifies that it declared a dividend of $0.70 per share of Fantex Series Vernon Davis, which the Company paid on August 18, 2014 to record holders of such shares at the close of business on August 15, 2014. The Company also declared a dividend of $0.30 per share of Fantex Series Vernon Davis, which the Company paid on November 26, 2014 to record holders of such shares at the close of business on November 25, 2014. The Company also declared a dividend of $0.50 per share of Fantex Series Vernon Davis on April 16, 2015, which the Company will pay on April 28, 2015 to record holders of such shares at the close of business on April 24, 2015. A more detailed description of the Company’s dividend policy is available in the Registration Statements.

•                  The Fortune Article references “[Fantex’s] first client  . . . Arian Foster” and that “[Fantex] says it will [take Fantex Series Arian Foster public].” The Company clarifies that its first brand contract was that certain Brand Agreement effective as of February 28, 2013, by and among Arian Foster, The Ugly Duck, LLC and the Company, as amended and restated May 24, 2013 and August 21, 2013. On November 12, 2013, after confirming reports that Arian Foster would undergo season-ending back surgery, the Company announced that it was postponing the initial public offering of the Arian Foster Offering. Although the Company will continue to work with Arian Foster through his recovery and intends to continue with the Arian Foster Offering at an appropriate time in the future, the Company cannot guarantee that the Arian Foster Offering will be consummated or that the Arian Foster Offering will be resumed upon the same terms prior to postponement.

•                  The Fortune Article references that “investors . . . are buying a share in Fantex . . . that should rise or fall based on the perceived value of the athlete’s ‘brand’ (both off-and on-field).” The Company clarifies that the performance or market price for a Tracking Stock depends on many factors and may not reflect the performance of the associated Brand Contract or Contract Party. An investment in a Tracking Stock is an investment in the Company. Holders of a Tracking Stock will be common stockholders of the Company as a whole and, as such, will be subject to all risks associated with an investment in the Company and all of its Tracking Stocks, assets and liabilities. As a result, the market price of a Tracking Stock may reflect the performance of the Company as a whole or may more independently reflect the performance of some or all of the assets attributed to the associated brand.

•                  The Fortune Article references that “by various metrics, Fantex has proven its model and is working,” an “opportunity for people to diversity their portfolio,” that “[Fantex Tracking Stocks are] not correlated to GDP,” that “[Fantex Tracking Stocks are] not correlated to [investors’] existing portfolio[s],” “offset[ting] any single point of failure risk” and that “if [Fantex Series EJ Manuel] doesn’t make it, but I[ own shares of other Fantex Tracking Stocks] the yield even if [Fantex Series J Manuel] doesn’t make it . . .  is going to yield in the mid-teens.” The Company clarifies that a return on investment in a Fantex Tracking Stock cannot be guaranteed and that the Offerings are highly speculative and the Company’s Tracking Stocks involve a high degree of risk. Investing in the Company’s Tracking Stocks should be considered only by persons who can afford the loss of their entire investment. A more detailed description of the risks of an investment in the Company’s Tracking Stocks may be found in the Registration Statements. The Company further clarifies that the performance of a single Tracking Stock does not necessarily mean that other Tracking Stocks will also perform similarly. The Company further clarifies that the performance of a single Tracking Stock does not necessarily mean that other Tracking Stocks will also perform similarly. The Company further clarifies that the Company has not stated nor implied that the Fantex model has been proven. The Company further clarifies that the Company’s board of directors is permitted, but not required, to pay dividends on any of our tracking stocks in an amount up to the available dividend amount. A more detailed description of the Company’s dividend policy is available in the Registration Statements.

•                  The Fortune Article references “[Fantex’s] . . . ability to hop aboard with any personal investment [by an athlete].” The Company clarifies that pursuant to the Brand Contracts, the Company has acquired the right to co-invest in any individual or entity, including the right to purchase any stock or other equity interests (including membership interests and partnership interests), in which the Contract Party receives a right or opportunity to invest. A more detailed description of each Contract Party’s brand income is available in the Registration Statements.

•                  The Fortune Article references “a whole new asset class,” “this asset class,” “real asset class,” “smart asset class” and “asset class.” The Company clarifies that shares of the Company’s Tracking Stocks are shares of common stock of the Company as a whole and, as such, will be subject to all risks associated with an investment in the Company and all of its Tracking Stocks, assets and liabilities. The Company’s Tracking Stocks are intended to track and reflect the value and performance of an athlete’s brand, but will still be exposed to additional risks associated with the Company as a whole. Holders of shares of the Tracking Stocks will have no direct investment in the associated athlete, brand or brand contract. A more detailed description of the risks of an investment in the Company’s Tracking Stocks and a more detailed Description of Capital Stock may be found in the Registration Statement.

•                  The Fortune Article references “people . . . buy hundreds of thousands of shares in an offering.” The Company clarifies that FBS customers or customers of participating broker-dealers are subject to certain investment limits. The Company further clarifies that pursuant to standby purchase agreements certain directors and other related parties of the Company have purchased 1,868 shares of Fantex Series EJ Manuel, 2,150 shares of Fantex Series Mohamed Sanu and 120,444 shares of Fantex Series Alshon Jeffery and our parent Fantex Holdings has purchased 102,454 shares of Fantex Series Vernon Davis, 250,000 shares of Fantex Series EJ Manuel, 78,000 shares of Fantex Series Mohamed Sanu and 400,000 shares of Fantex Series Alshon Jeffery. Pursuant to standby purchase agreements, shares are purchased to the extent that FBS has been unable to distribute such shares to accounts that are not Restricted Persons (as defined in Section (i)(10) of FINRA New Issues Rule 5130). Fantex Holdings and certain directors of the Company may make additional purchases in future offerings pursuant to standby purchase agreements.

BuzzFeed Article

•                  The BuzzFeed Article references “shares in professional athletes,” “buy shares in professional athletes,” “Davis shareholders,” “Davis sold investors” and “Davis stock.”  The Company clarifies that the Company’s Tracking Stocks are intended to track and reflect the value and performance of an athlete’s brand. Holders of shares of the Tracking Stocks will have no direct investment in the associated athlete, brand or brand contract. An investment in a Tracking Stock will represent an ownership interest in the Company and does not represent an interest in a separate legal entity. Holders of shares of the Company’s Fantex Series Vernon Davis have no direct investment in Vernon Davis, his brand or the Vernon Davis Brand Contract. Holders of shares of the Company’s Fantex Series EJ Manuel have no direct investment in EJ Manuel, his brand or the EJ Manuel Brand Contract. Holders of shares of the Company’s Fantex Series Mohamed Sanu will have no direct investment in Mohamed Sanu, his brand or the Mohamed Sanu Brand Contract. Holders of shares of the Company’s Fantex Series Alshon Jeffery will have no direct investment in Alshon Jeffery, his brand or the Alshon Jeffery Brand Contract. Holders of shares of the Company’s Fantex Series Michael Brockers will have no direct investment in Michael Brockers, his brand or the Michael Brockers Brand Contract.  Holders of shares of the Company’s Fantex Series Jack Mewhort will have no direct investment in Jack Mewhort, his brand or the Jack Mewhort Brand Contract. Holders of shares of the Company’s Fantex Series Kendall Wright will have no direct investment in Kendall Wright, his brand or the Kendall Wright Brand Contract. Holders of shares of the Company’s Fantex Series Arian Foster will have no direct investment in Arian Foster, his brand or the Arian Foster Brand Contract. The Company further clarifies that Fantex, Inc. is a brand building company that purchases a minority interest in an athlete’s brand pursuant to a brand contract and works to increase the value of the brand. In order to fund the purchase of such minority interest, Fantex, Inc. develops a tracking stock that is designed to track and reflect the economic performance of the brand, which tracking stock the Company offers to the public through an initial public offering. FBS, a registered alternative trading system, is the Company’s affiliated broker-dealer. The Company further clarifies that investors do not purchase shares in the Company’s Tracking Stocks directly from the Contract Parties. Shares are sold in an initial public offering to investors through FBS.

•                  The BuzzFeed Article references “[athlete’s] future income,” “shares linked to [an athlete’s] income,”  “give investors a portion of all income related to [a Contract Party’s] brand” and “future brand-related income.” The Company clarifies that pursuant to the Brand Contracts, the Company has acquired interests in the brand income, as defined in each of the Brand Contracts, of Vernon Davis, EJ Manuel, Mohamed Sanu, Alshon Jeffery, Michael Brockers, Jack Mewhort and Kendall Wright. Brand income generally means gross monies or other consideration (including rights to make investments) that each Contract Party receives as a result of his skills and brand, including salary and wages from being an athlete in the NFL and related fields (including activities in a non-NFL football league), such as broadcasting and coaching, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes). A more detailed description of each Contract Party’s brand income is available in the Registration Statements.

•                  The BuzzFeed Article references that “Fantex announced a dividend of 50 cents a share for [Fantex Series Vernon Davis] shareholders” and “total dividends paid [of] $1.50 a share.” The Company clarifies that it declared a dividend of $0.70 per share of Fantex Series Vernon Davis, which the Company paid on August 18, 2014 to record holders of such shares at the close of business on August 15, 2014. The Company also declared a dividend of $0.30 per share of Fantex Series Vernon Davis, which the Company paid on November 26, 2014 to record holders of such shares at the close of business on November 25, 2014. The Company also declared a dividend of $0.50 per share of Fantex Series Vernon Davis on April 16, 2015, which the Company will pay on April 28, 2015 to record holders of such shares at the close of business on April 24, 2015. A more detailed description of the Company’s dividend policy is available in the Registration Statements.

•                  The BuzzFeed Article references that “[Fantex] makes money by keeping 5% of the cash that flows to investors.” The Company clarifies that pursuant to the Brand Contracts, the Company has acquired interests in the brand income, as defined in each of the Brand Contracts, of Arian Foster, Vernon Davis, EJ Manuel, Mohamed Sanu, Alshon Jeffery, Michael Brockers, Jack Mewhort and Kendall Wright. Brand income generally means gross monies or other consideration (including rights to make investments) that each Contract Party receives as a result of his skills and brand, including salary and wages from being an athlete in the NFL and related fields (including activities in a non-NFL football league), such as broadcasting and coaching, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes). The Company will attribute 5% of a Contract Party’s brand income to the platform common stock, which is used for general corporate and working capital purposes, including investments and expenses that may be generally applicable to all our brands. The 5% of brand income attributed to the platform common stock is in addition to a an upfront fee on the gross cash received in the initial public offering that is payable to our parent, Fantex Holdings. A more detailed description of each Contract Party’s brand income and the Company’s Management and Attribution Policy is available in the Registration Statements.

•                  The BuzzFeed Article references “Fantex . . . invested alongside Davis . . . exposing [Fantex Series Vernon Davis] shareholders to any gain or loss in the stores’ value,” “Fantex . . . has . . . a contractual right to join [Contract Parties] in making investments” and “[Fantex bought] 10% of the deal.” The Company clarifies that pursuant to the Brand Contracts, the Company has acquired the right to co-invest in any individual or entity, including the right to purchase any stock or other equity interests (including membership interests and partnership interests), in which the Contract Party receives a right or opportunity to invest. A more detailed description of each Contract Party’s brand income is available in the Registration Statements.

•                  The BuzzFeed Article references that “Fantex . . . manages [Vernon Davis’s] brand.” The Company clarifies that Fantex is a brand building company that purchases a minority interest in an athlete’s brand pursuant to a brand contract and works to increase the value of the brand. In order to fund the purchase of such minority interests, Fantex develops a tracking stock that is designed to track and reflect the economic performance of the brand, which tracking stock the Company offers to the public through an initial public offering. The Company further clarifies it does not manage the brand of any Contract Party, but does assist such individuals in enhancing the reach and value of their respective brands.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, expectations regarding the commencement or completion of the Offerings, future brand income under the Company’s brand contracts with Vernon Davis, EJ Manuel, Mohamed Sanu, Alshon Jeffery, Michael Brockers, Jack Mewhort, Kendall Wright and Arian Foster, respectively, the longevity of Vernon Davis’s, EJ Manuel’s, Mohamed Sanu’s, Alshon Jeffery’s, Michael Brockers’, Jack Mewhort’s, Kendall Wright’s and Arian Foster’s careers, respectively, results of operations, expectations for the use of the net proceeds from the Offerings, prospects, growth and strategies, plans, market opportunities and the trends that may affect the Company, Vernon Davis, EJ Manuel, Mohamed Sanu, Alshon Jeffery, Michael Brockers, Jack Mewhort, Kendall Wright and Arian Foster. The Company generally identifies forward-looking statements by words such as “estimate,” “expect,” “plan,” “intend,” “may,” “will,” “should” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectuses in the respective registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offerings will arrange to send you these prospectuses if requested by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Text of the Article dated April 20, 2015

Fantex is buying Jamba Juices with Vernon Davis
By Daniel Roberts | April 20, 2015, 1:55 P.M. E.D.T.

[Image of Vernon Davis with 4 women. Caption: Vernon Davis of the San Francisco 49ers arrives at the premiere of Tyler Perry’s “The Single Moms Club” at the Cinerama Dome on March 10, 2014 in Los Angeles, California.]

One year in, the “athlete stock exchange” is co-investing with its athletes, paying dividends, and proving its model.

The athlete stock exchange Fantex has co-invested in three Jamba Juice stores with San Francisco 49ers tight end Vernon Davis, Fortune has learned.

You might ask: Huh? By way of background, Fantex is a controversial investing platform that sells shares in “tracking stocks” tied to pro athletes. Fantex pays the athlete a one-time fee and in return gets a percentage stake in all of his future earnings. The investors, meanwhile, are buying a share in Fantex, but one that should rise or fall based on the perceived value of the athlete’s “brand” (both off- and on-field).

But Fantex’s contract with each star includes another right that, until now, it had not exercised: the ability to hop aboard with any personal investment the athlete chooses to make. Vernon Davis, whose stock was the first that Fantex took public, in April 2014, already owned a Jamba Juice franchise location in Santa Clara, California, that is branded with his name and opened in 2013. Now he is buying three more locations, all in California, and Fantex is co-investing with him at a 10% stake in each. (When it signed Davis, it paid him $4 million for a 10% stake in his future endeavors.)

Fantex CEO Buck French likes to stress the financial aspect of his unique company over the sports aspect—his goal, he says, is for serious investors to see Fantex stocks as a whole new asset class. A few years from now, he predicts, you’ll have your typical portfolio of varied equities, mutual funds, and, perhaps, a handful of shares in Fantex athletes. Fantex’s ability to co-invest with its athletes is, “one of the most interesting things about this asset class,” says French. “When we see an opportunity that we think is a good one, we’ll exercise our co-investment right and get it done. I don’t think it’s going to be common, but I think it’ll happen on occasion. At the end of the day, my job as CEO is to create greater shareholder value for our investors, and I think this does that, so we’re going to take advantage of it.”

The entire Fantex concept was met with great skepticism[ ]when French launched the company with its first client, Houston Texans runningback Arian Foster. It didn’t help the fledgling platform’s outlook when Foster injured his back and Fantex had to delay its planned Foster I.P.O.,[ ]launching with Davis, arguably a lesser name, instead. (It has yet to take the Foster stock public, but says it will.) That skepticism remains, but by various metrics, Fantex has proven its model and is working. For one thing, it is[ ]continuing to attract athletes: it has signed eight of them (all football players) and debuted stocks for four: Davis, E.J. Manuel, Mohamed Sanu and Alshon Jeffery. (As we wrote last month, though, there isn’t much daily trading activity yet.) It has also paid out two dividends to Vernon Davis investors, and on April 28 will pay a third, of 50 cents per share, bringing the total dividends to $1.50. That’s a 15% yield on the I.P.O. price of $10.

That makes it hard to dismiss Fantex stocks as a mere souvenir or symbolic purchase. Indeed, French believes some of the early skepticism has faded, and that many Wall Street doubters have changed their minds. “I think Fantex years and dog years are similar,” he says. “To have people hear now that we actually are exercising this right [to co-invest], and that in the past year we’ve paid out $1.50 on the $10 IPO, hopefully people will start seeing this less as a novelty and more as a real asset class. It brings an opportunity for people to diversify their portfolio. But clearly I’m biased.”

The news of the third Davis dividend, and the Jamba Juice investments, comes exactly one year after the Vernon Davis I.P.O. Buck French sat down with Fortune to discuss the state of his company and how he feels things have progressed after one year. Here’s an edited transcript of parts of the conversation.

Fortune: In a very basic sense, the guys whose stock prices are up right now had good seasons, and the guys who struggled on the field, their stocks are down. So, is the system working? Do you see it that way?

Buck French: Well, I don’t think people are fully factoring in yet what is really relevant to potential impact on cash flow, vs. just the emotional. If you look at what their implied value is, which we show on the web site, you could make judgments about whether you think someone will earn that or more in the future. If you map the growth of the NFL salary cap vs. the S&P 500 or a commodities index, it has outpaced it completely. Or, Major League Baseball team payrolls, that outpaces the NFL. So our whole premise of doing this is not, ‘Oh, it’s cool, watch your favorite players,’ it’s a smart asset class. Why is the L.A. Clippers worth $2 billion? Because what’s happened is media has fragmented, and sports is the last place where you can have mass eyeballs watching at once. And that’s why you have these massive broadcast deals.

Right—it’s like sports leagues are recession-proof. The team values, the individual athlete contracts, all of it.

That’s why it’s a non-correlated asset class. It’s not correlated to GDP, it’s not correlated to your existing portfolio you have at E*Trade or wherever you have it. Now, there’s risk… but from a finance perspective, it’s really cool. I think that gets lost right now because people are like, ‘Oh, it’s professional athletes.’ But if you look at the underlying principle, it’s all about cash-flow. We’ve paid out a buck a share already on Vernon.

You stress the financial viability, but I would bet many of the investors are still people who are football fans and just see it as being similar to owning a “share” in the Packers.

Well, we have investors who cross from the one share, “it’s just kind of cool,” to the hardcore investor. We have people who buy hundreds of thousands of dollars of shares in an offering. Many of them are in New York, and their premise is this: “I don’t really care about the stock price.” If you buy a basket, it’s going to yield, so you’re going to offset any single point of failure risk. So if E.J. doesn’t make it, but I’ve got a Vernon, an Alshon, a Mo [Sanu], the yield, even if he doesn’t make it, if you pay out dividends, this is going to yield in the mid-teens. So now as we continue to add players, with our goal of diversifying across many sports, like any asset class, you would never buy one, you’d buy a basket.

Except that right now you can’t really do a diverse basket—it’s all football players.

Sure. But… in a sector, let’s say tech, I’m not going to buy just Apple. Same thing here. The whole point [eventually] is, if I’m going to put $200,000 of my overall portfolio towards Fantex securities, I probably want to have 50 grand in football, 25 grand in baseball, some in golf…

So you still have plans to sign other athletes in other sports. But most of the guys you’ve signed so far have been pretty minor names. It’s going to be hard for you to get big names, because if someone is already big and has an established brand, it’s not worth it to him to give Fantex a percentage of his future earnings, right?

It depends how big of a name you’re talking about.

The biggest. Tom Brady, Peyton Manning…

Well, it’s not worth it [for them], but also, as great a player as they are, usually by the time they get there, they’re on the back side of their earning potential.

So they’re not as interesting to you, either, you mean?

Correct. Now, you talk an Andrew Luck, or a Russell Wilson, we would love to have them, but those guys probably aren’t going to do it either.

When you look at players you want to sign, what are the deciding factors?

We have a filter: first and foremost is character. We take a look at their backgrounds, who their agents are, and look, you won’t nail it 100% of the time, but there’s a certain percentage that, when you look at their background and who their advisers are, you know to stay clear. That’s filter one. Then filter two is, What is their potential, both on the field and off the field? We really don’t care about position, per se. It’s factored into the valuation. We’re position-agnostic,

Well, sure, position-agnostic, except that a quarterback would be better than anyone else. You’ve got one, but he had a tough year.

At this stage in our business, sure. But quarterbacks are a double-edged sword, because it’s so high-profile. Look, I’m happy with E.J. Of course I would have preferred him not to get benched, but we’ve run the data and he’s got the potential still.

So, it’s been a year. Are Fantex skeptics being converted?

Oh, the skeptics… I remember when Twitter came out and people said, “Who’s going to use a 140-character messaging system, that’s stupid.” The natural reaction to newness. That’s why, to me, you just keep delivering. Just keep backing up what you say, and eventually, people come around.

Annex B

Text of the Article dated April 21, 2015

A Rare Opportunity To Join An NFL Player In Buying Jamba Juice Stores
By William Alden | April 21, 2015 at 1:42 p.m.

The startup that gained attention for selling shares in professional athletes  is going a step further. Now you can join a pro football tight end in his investment endeavors.

[Image: Vernon Davis (#85) of the San Francisco 49ers gets hit during a game at Levi’s Stadium on September 14, 2014.  Jeff Gross / Getty Images]

The world of finance has plenty of role models whose principles are followed by regular investors, venerable names like Benjamin Graham and Warren Buffett.

Now one Silicon Valley startup is inviting people to take investment cues from a far less conventional source: the professional football player Vernon Davis.

The San Francisco startup Fantex first gained attention in 2013 when it said it would offer a way to buy shares in professional athletes.  It has since convinced a handful of football players, including Davis, to sell a portion of their future income  to sports fans, who get shares linked to that income.

Fantex is now going a step further with Davis, a 31-year-old tight end for the San Francisco 49ers. On Tuesday, Fantex said it had invested alongside Davis in three Jamba Juice franchises, exposing the Davis shareholders  to any gain or loss in the stores’ value.

Davis, who has an endorsement deal with Jamba Juice, brought the investment idea to Fantex, said Buck French, [F]antex’s  CEO. After studying the opportunity, Fantex, which has a contractual right to join its athletes in making investments , decided to buy 10% of the deal, French said, while declining to specify how much money was invested.

“We didn’t have any reservations,” French told BuzzFeed News. “We got to look at the investment through our own set of eyes, and we thought it was a good opportunity.”

Professional athletes aren’t always known for their financial savvy. The sports world is littered with tales of players who, suddenly flush with cash, squander it on expensive toys or dubious investments.

But as such investments go, a trio of Jamba Juice franchises seems relatively tame. Davis already owned one Jamba Juice location, as well as a sports gym and an art gallery in San Jose, Calif.

French said he believed Davis had entrepreneurial ability, and, besides, “you can’t lump all athletes in the same bucket.”

“If you think about it, Vernon Davis is the CEO of a multimillion-dollar operation, whether it’s what he gets paid working for the N.F.L. or what he gets paid working off the field,” French said.

The contracts that athletes sign with Fantex extend beyond their athletic ability. Players promise to give investors a portion of all income related to their “brand,”  including from any memoirs, film roles or broadcasting jobs after they retire.

Such extracurricular income may become especially important for a player like Davis, who had a rough season with the 49ers. Davis scored just two touchdowns over 14 games.

Several months before the season started, Davis sold investors a 10% stake in his future brand-related income, in exchange for a $4 million payment . Fantex, which promotes and manages Davis’s brand, makes money by keeping 5% of the cash that flows to investors.

Fantex on Tuesday announced a dividend of 50 cents a share for Davis shareholders. That amount will bring the stock’s total dividends paid to $1.50 a share.

The Davis stock, which is thinly traded, is currently valued at $8.10 a share. It was priced at $10 in its initial public offering last year.